Exhibit 10.1
[Chase Logo]	Amendment to Amended and Restated Credit Agreement

This agreement is dated as of May 31, 2009 (the "Effective Date"), by and between WesBanco, Inc. (the "Borrower") and JPMorgan Chase Bank, N.A. (together with its successors and assigns the "Bank"). The provisions of this agreement are effective as of the Effective Date on the date that the Borrower has satisfied all the conditions in Section 7 of this agreement.

WHEREAS, the Borrower and the Bank entered into that certain Amended and Restated Credit Agreement dated as of July 12, 2006, as amended by that certain Amendment to Amended and Restated Credit Agreement dated as of May 31, 2007 (the "Credit Agreement"); and

WHEREAS, the Borrower has requested and the Bank has agreed to amend the Credit Agreement as set forth in this agreement;

NOW, THEREFORE, in mutual consideration of the agreements contained herein and for other good and valuable consideration, the parties agree as follows:

1.	DEFINED TERMS. Capitalized terms used in this agreement shall have the same meanings as in the Credit Agreement, unless otherwise defined in this agreement.

2.
WAIVER. Pursuant to Section 4.10 of the Credit Agreement, the Borrower agreed to at all times maintain a Consolidated Non-Performing Asset Ratio of not greater than one and 75/100 percent (1.75%).  The Borrower is out of compliance with this requirement for the calendar quarter ended as of March 31, 2009 (the "Reporting Period End Date") having reported a Consolidated Non-Performing Asset Ratio of two and 19/100 percent (2.19%).

Although the Borrower is in default under the Credit Agreement because of the failure to comply with the requirements of Section 4.10 of the Credit Agreement, the Bank is electing to waive the specific default resulting from the Borrower’s failure to comply with the above-referenced covenant but only for the calendar quarter ended as of the Reporting Period End Date.  Nothing in this paragraph shall be construed as a waiver of any other term or condition of the Credit Agreement nor shall be construed as a commitment on the part of the Bank to waive any subsequent violation of the same or any other term or condition set forth in the Credit Agreement, as amended by this agreement.  As consideration for the review of the Borrower’s request to waive the default described above for the calendar quarter ended as of the Reporting Period End Date, and for providing the limited waiver described in this paragraph, the Borrower agrees to pay the Bank a fee in the amount of $3,000.00 (the "Waiver Fee").  The Waiver Fee is due and payable on the date the Borrower executes and delivers this agreement to the Bank.  To effectuate payment of the Waiver Fee, the Borrower hereby authorizes the Bank to initiate a debit entry to Account Number 707505566 at the Bank and to debit the same to such account. The Borrower represents that the Borrower is and will be the owner of all funds in such account.

3.	MODIFICATION OF CREDIT AGREEMENT. From and after the Effective Date, the Credit Agreement is hereby amended as follows:

3.1	Article 1 captioned "Credit Facilities" of the Credit Agreement is amended and restated to read as follows:

1.1
Scope. This agreement governs Facility A, and, unless otherwise agreed to in writing by the Bank and the Borrower or prohibited by any Legal Requirement (as hereafter defined), governs all the Credit Facilities as defined below.  Advances under any Credit Facilities shall be subject to the procedures established from time to time by the Bank. Any procedures agreed to by the Bank with respect to obtaining advances, including automatic loan sweeps, shall not vary the terms or conditions of this agreement or the other Related Documents regarding the Credit Facilities.

1.2
Facility A (Line of Credit). The Bank has approved a credit facility to the Borrower in the principal sum not to exceed $25,000,000.00 in the aggregate at any one time outstanding ("Facility A").  Credit under Facility A shall be repayable as set forth in a Line of Credit Note executed concurrently with this agreement, and any renewals, modifications, extensions, rearrangements, restatements thereof and replacements or substitutions therefor.

3.2	Subsection B captioned "No Event of Default" of Section 3.2 of the Credit Agreement captioned "Conditions Precedent to Each Extension of Credit" is amended and restated to read as follows:

B.
No Event of Default. No default, Event of Default or event that would constitute a default or Event of Default but for the giving of notice, the lapse of time or both, has occurred in any provision of this agreement, the Notes or any other Related Documents and is continuing or would result from the extension of credit.

3.3	Section 4.9 of the Credit Agreement captioned "Capitalization Status" is amended and restated to read as follows:

4.9
Capitalization Status.  The Borrower shall cause each of its financial institution Subsidiaries to maintain such capital and other requirements necessary to cause each financial institution Subsidiaries to be categorized as "Well Capitalized" at all times in accordance with the applicable Legal Requirements of their respective primary Governmental Authorities.

3.4	Section 4.10 of the Credit Agreement captioned "Financial Institution Subsidiary's Consolidated Non-Performing Assets Ratio" is amended and restated to read as follows:

4.10
Borrower's Non-Performing Assets Ratio.  The Borrower (on a consolidated basis) shall maintain at all times a Non-Performing Assets Ratio of not greater than three and three-quarters of one percent (3.75%).  As used in this Section, the term "Non-Performing Assets Ratio" means the ratio, determined on a consolidated basis for the Borrower, of the sum of "Non-Performing Assets" plus "OREO", to the sum of "Total Loans" plus "OREO". As used in this Section, (a) "Non-Performing Assets" means the sum of all loans classified as past due ninety (90) days or more and still accruing interest, all loans classified as "non-accrual" and no longer accruing interest, all loans classified as "restructured loans and leases", and all other "non-performing loans"; (b) "Total Loans" means the total of all performing and non-performing loans; and (c) "OREO" means the book value, net of accumulated depreciation, of all other real estate owned by the Borrower and its Subsidiaries, excluding all real estate which is occupied and used by the Borrower and its Subsidiaries in the ordinary course of business.  The ratio set forth in this Section shall be measured quarterly and shall be determined from the Borrower's Call Report filed with its primary Governmental Authority.

3.5	Exhibit A to the Credit Agreement is amended and replaced with the Exhibit A attached hereto and incorporated in this Agreement by reference for all purposes.

4.	RATIFICATION. The Borrower ratifies and reaffirms the Credit Agreement and the Credit Agreement shall remain in full force and effect as modified by this agreement.

5.
BORROWER REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants that, other than as may be described in Section 2 of this agreement (a) the representations and warranties contained in the Credit Agreement are true and correct in all material respects as of the date of this agreement, (b) no condition, event, act or omission which could constitute a default or an event of default under the Credit Agreement, as modified by this agreement, or any other Related Document exists, and (c) no condition, event, act or omission has occurred and is continuing that with the giving of notice, or the passage of time or both, would constitute a default or an event of default under the Credit Agreement, as modified by this agreement, or any other Related Document.

6.
FEES AND EXPENSES. The Borrower agrees to pay all fees and out-of-pocket disbursements incurred by the Bank in connection with this agreement, including legal fees incurred by the Bank in the preparation, consummation, administration and enforcement of this agreement.

7.
EXECUTION AND DELIVERY. This agreement shall become effective only after it is fully executed by the Borrower and the Bank and (b) the Bank shall have received from the Borrower that certain Line of Credit Note dated as of the Effective Date in the original principal amount of $25,000,000.00, duly executed by the Borrower.

8.
ACKNOWLEDGEMENTS OF BORROWER / RELEASE. The Borrower acknowledges that as of the date of this agreement it has no offsets with respect to all amounts owed by the Borrower to the Bank arising under or related to the Credit Agreement, as modified by this agreement, or any other Related Document on or prior to the date of this agreement. The Borrower fully, finally and forever releases and discharges the Bank, its successors and assigns and their respective directors, officers, employees, agents and representatives (each a "Bank Party") from any and all claims, causes of action, debts, demands and liabilities, of whatever kind or nature, in law or in equity, of the Borrower, whether now known or unknown to the Borrower, which may have arisen in connection with the Credit Agreement or the actions or omissions of any Bank Party related to the Credit Agreement on or prior to the date hereof. The Borrower acknowledges and agrees that this agreement is limited to the terms outlined above, and shall not be construed as an agreement to change any other terms or provisions of the Credit Agreement. This agreement shall not establish a course of dealing or be construed as evidence of any willingness on the Bank's part to grant other or future agreements, should any be requested.

9.
INTEGRATION, ENTIRE AGREEMENT, CHANGE, DISCHARGE, TERMINATION, OR WAIVER. The Credit Agreement, as modified by this agreement, and the other Related Documents contain the complete understanding and agreement of the Borrower and the Bank in respect of the Credit Facilities and supersede all prior understandings and negotiations. No provision of the Credit Agreement, as modified by this agreement, or the other Related Documents, may be changed, discharged, supplemented, terminated, or waived except in a writing signed by the party against whom it is being enforced.

10.
NOT A NOVATION. This agreement is a modification only and not a novation. Except as expressly modified by this agreement, the Credit Agreement, any other Related Documents, and all the terms and conditions thereof, shall be and remain in full force and effect with the changes herein deemed to be incorporated therein. This agreement is to be considered attached to the Credit Agreement and made a part thereof. This agreement shall not release or affect the liability of any guarantor of any promissory note or credit facility executed in reference to the Credit Agreement or release any owner of collateral granted as security for the Credit Agreement. The validity, priority and enforceability of the Credit Agreement shall not be impaired hereby. To the extent that any provision of this agreement conflicts with any term or condition set forth in the Credit Agreement, or any other Related Documents, the provisions of this agreement shall supersede and control. The Bank expressly reserves all rights against all parties to the Credit Agreement and the other Related Documents.

Borrower:
WesBanco, Inc.
By:	/s/ Robert H. Young
	Robert H. Young	EVP-CFO
	Printed Name	Title
Date Signed:	6/8/09

Bank:
JPMorgan Chase Bank, N.A.
By:	/s/ Chris Cavacini
	Chris Cavacini	SVP
	Printed Name	Title
Date Signed:	6/8/09